EXHIBIT 99.1

NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust	Lisa A. Indest
180 East Broad Street	Vice President, Finance and Accounting
Columbus, Ohio 43215	(614) 887-5844
www.glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Friday, October 10, 2008

GLIMCHER ANNOUNCES $80 MILLION OF MORTGAGE FINANCINGS

COLUMBUS, Ohio—October 10, 2008—Glimcher Realty Trust (NYSE: GRT) announced today that it has completed a $40 million mortgage loan financing of Morgantown Mall located in Morgantown, WV.   The new loan has a term of five years comprised of an initial three-year maturity with two, one-year extension options. The loan is 50% recourse with a floating interest rate of LIBOR plus 3.50% per annum.  Net proceeds from the financing along with available capacity on the Company’s credit facility will be used to pay off the existing $51 million mortgage on Morgantown Mall and Morgantown Commons.  The Company is in the process of securing financing for the Morgantown Commons.

The Company also announced that it expects to close within the next several weeks on a $40 million mortgage loan financing of Northtown Mall, located in Blaine, MN.  The new loan will have a term of four years comprised of an initial three-year maturity with a single one-year extension option.  The loan will be 50% recourse with a floating interest rate of LIBOR plus 3.00% per annum with no principal amortization.  The net proceeds from the financing will be used to pay down outstanding borrowings on the Company’s credit facility.

“As we have previously noted, the Company’s near-term debt maturities are manageable and we are pleased with the progress we are making in executing our plans to address such maturities,” stated Michael P. Glimcher, Chairman of the Board and CEO.

Excluding the Eastland Charlotte loan for which discussions with the special servicer continue, the Company has now completed the refinancing of all its remaining debt maturities for 2008.  With respect to 2009 debt maturities, the Company plans to use the line of credit capacity created by the closing of the Northtown financing to address the repayment of its Grand Central Mall loan.  The $46 million Grand Central Mall loan represents the Company’s most significant property debt maturity in 2009.   Other property mortgage debt maturing in 2009 includes loans on the Great Mall and Tulsa Promenade.  The Great Mall is currently under contract for sale with closing scheduled for mid-December of this year.  The Company has already received 10% of the purchase price in the form of a non-refundable deposit from the prospective buyer. The Company also expects, if necessary, to have sufficient capacity available under its credit facility to address its $18.2 million pro-rata share of the Tulsa Promenade debt.  The Company’s credit facility is scheduled to mature in December of 2009 but does have a one-year extension provision at the option of the Company.  No other debt maturities occur in 2009.  The Company expects to have a $315 million to $335 million outstanding balance on its credit facility as of December 31, 2008.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, to changes in political, economic or market conditions generally and the real estate and capital markets specifically; impact of increased competition; availability of capital;  tenant or joint venture partner(s) bankruptcies;  failure to increase mall store occupancy and same-mall operating income;  rejection of leases by tenants in bankruptcy; financing and development risks; construction and lease-up delay; cost overruns; the level and volatility of interest rate; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the failure of the Company to make additional investments in regional mall properties and to redevelop properties; failure to complete proposed or anticipated acquisitions; the failure to sell properties as anticipated and to obtain estimated sale prices;  the failure to upgrade our tenant mix; restrictions in current financing arrangements;  the failure to fully recover tenant obligations for common area maintenance; insurance, taxes and other property expense; the impact of changes to tax legislation and, generally, our tax position; the failure of the Company to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; an increase in impairment charges with respect to other properties as well as impairment charges with respect to properties for which there has been a prior impairment charge; loss of key personnel; material changes in the Company’s dividend rates on its securities or the ability to pay its dividend on its common shares or other securities; possible restrictions on our ability to operate or dispose of any partially-owned properties; failure to achieve earnings/funds from operations targets or estimates; conflicts of interest with existing joint venture partners; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues as well as other risks listed from time to time in this news release and in the Company’s other reports and statements filed with the Securities and Exchange Commission.

Visit Glimcher at: www.glimcher.com